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Exhibit 10.22

FORM OF CONSULTING AGREEMENT

        This CONSULTING AGREEMENT (this "Agreement"), is made and entered into as of August    , 2004, by and between Kite Realty Group, L.P., a Delaware limited partnership (the "OP"), and Paul W. Kite ("Paul Kite").

        WHEREAS, the OP is the operating partnership of Kite Realty Group Trust, a Maryland real estate investment trust ("KRG", and together with its direct and indirect subsidiaries, including the OP, the "REIT");

        WHEREAS, Paul Kite is the son of Alvin Kite, the Chairman of KRG, and the brother of John Kite, the Chief Executive Officer and President of KRG;

        WHEREAS the REIT is a full service real estate company focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States;

        WHEREAS, the OP and KRG are engaging in various related transactions pursuant to which, among other things, (i) the OP is acquiring interests in various entities that own or lease real estate properties in which certain persons affiliated with KRG have interests, including Paul Kite (the "Property Owning Entities"), (ii) KRG is acquiring interests in certain service businesses currently owned by persons affiliated with KRG, including Paul Kite (the "Service Companies"; together with the Property Owning Entities, the "Predecessor Business"), and (iii) KRG will effect an initial public offering of its common shares and contribute the proceeds therefrom for a like number of units of partnership interest in the OP (the "IPO," and together with the other transactions described above, the "IPO Transactions");

        WHEREAS, upon completion of the IPO Transactions, Paul Kite will own common shares of KRG and units of limited partnership in the OP representing an approximate 8% beneficial interest in KRG (on a fully diluted basis);

        WHEREAS, Paul Kite was actively involved with the Predecessor Business, assisting with the development, construction, acquisition, ownership and operation of real estate properties in the United States;

        WHEREAS, following the IPO Transactions, the OP desires to retain Paul Kite as a consultant to provide to the REIT the services described below, and Paul Kite desires to provide such services, on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, the Board of Trustees of KRG, general partner of the OP, has authorized the execution, delivery and performance of this Agreement by the OP.

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     TERM; TERMINATION

        (a)   Term. The term of this Agreement shall commence effective as of the date of this Agreement (as set forth in the introductory paragraph hereof) and shall expire on December 31, 2007, unless earlier terminated in accordance with this Section 1.

        (b)   Automatic Termination. This Agreement shall terminate automatically upon the death of Paul Kite.

        (c)   Termination by the OP. The OP shall have the right, in its sole and absolute discretion, to terminate this Agreement upon 60 days' notice to Paul Kite. If the OP terminates this Agreement pursuant to this Section 1(c), the OP shall pay to Paul Kite, no later than the effective date of such termination, an amount equal to the cash compensation that would otherwise be payable to Paul Kite (and not previously paid) under Section 3(a) of this Agreement through the end of the then-current term.

        (d)   Termination as the Result of a Breach. Either party shall have the right to terminate this Agreement upon written notice to the other party if the breaching party is in material breach of its obligations with respect to this Agreement, and such breach is not resolved to the satisfaction of the non-breaching party within 30 days after receipt of notice of the breach from the non-breaching party.

        (e)   Effects of Termination. Upon the termination of this Agreement as provided in this Section 1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of either party or any of their respective representatives, exceptwith respect to Sections 1(c) (in the case of termination of this Agreement by the OP pursuant to Section 1(c) hereof only), 1(e), 3(a), 3(b), 5, 6, 7(a), 7(c) and 7(f), which shall survive any termination or expiration of this Agreement, and except to the extent that such termination results from the willful and material breach by a party of this Agreement. All other provisions of this Agreement shall survive termination solely for the purpose of establishing the proper interpretation of the surviving provisions hereof.

        (f)    OP Approval. Notwithstanding anything to the contrary in this Agreement, any determination by the OP to terminate this Agreement in accordance with this Section 1 shall not be effective unless approved by a majority of the "independent" members of the Board of Trustees of KRG (as defined in the KRG's Amended and Restated Bylaws), as general partner of the OP.

2.     CONSULTING SERVICES

        (a)   Consulting Services. During the term of this Agreement, Paul Kite agrees to serve as a consultant to the OP by assisting the OP in identifying possible real estate retail or commercial development, construction, acquisition and/or operation projects that are consistent with the written guidelines regarding the type and nature of development, construction, acquisition and/or operation projects to be pursued by the REIT, as established from time to time by the REIT (the "Guidelines"), and communicated to Paul Kite in writing by the OP Representative (as defined below) (each, a "Project Proposal"). Paul Kite agrees to perform such consulting services on behalf of the OP at all times using good business ethics and in a professional manner, it being understood that Paul Kite's services hereunder are not intended to be exclusive or to constitute his full time business.

        (b)   Written Notice of Project Proposal. During the term of this Agreement, Paul Kite shall notify the OP in writing (each, a "Written Notification") of any Project Proposal he identifies and determines is potentially worthy of further pursuit, as soon as practicable after making such determination, and provide such information and data in his possession regarding each such Project Proposal as may be reasonably requested by the OP. Each Written Notification shall be submitted to Thomas K. McGowan (with a copy to Daniel R. Sink, as Chief Financial Officer of KRG), or such other person as may be designated in writing by the OP to Paul Kite for such purpose (the "OP Representative").

        (c)   Evaluation of Project Proposal. Within 10 business days of receipt of a Written Notification (the "Response Period"), the OP Representative shall notify Paul Kite in writing whether the REIT intends to pursue the Project Proposal specified in such Written Notification (a "Response Notice"); provided, however, that the OP has the right to extend the Response Period prior to expiration of the initial 10 business-day period for up to an additional 10 business days upon written notice to Paul Kite (and references to the Response Period herein shall be deemed to include the corresponding additional period extended by the OP, if any) to the extent necessary to permit the REIT to complete its analysis of the Project Proposal specified in such Written Notification. If the OP Representative delivers a Response Notice prior to the expiration of the Response Period specifying that the OP intends to pursue the Project Proposal specified in the Written Notification (a "Positive Response Notice"), Paul Kite shall not be permitted to pursue such Project Proposal (except as otherwise provided in

Section 2(d)). If the OP Representative delivers a Response Notice specifying that the OP does not intend to pursue the Project Proposal specified in the Written Notification (a "Negative Response Notice") or Paul Kite does not receive a Response Notice prior to the expiration of the Response Period, the REIT shall be deemed to have determined not to pursue the Project Proposal specified in such Written Notification, and Paul Kite shall be permitted to pursue such Project Proposal pursuant to Section 2(d) below. For purposes of this Agreement, a "business day" means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in Indianapolis, Indiana.

        (d)   Outside Activities. The OP acknowledges that, during the term of this Agreement, Paul Kite intends to engage in certain real estate activities and other activities, and have other business interests, outside the scope of the performance of his consulting services pursuant to this Agreement (whether through an entity controlled by him or otherwise), any of which may be competitive with the business of the REIT and its affiliates (except as otherwise restricted by this Agreement, including the restrictions on the pursuit of Project Proposals set forth in Section 2(c) hereof and the second sentence of this Section 2(d)). The parties hereby acknowledge and agree that, during the term of this Agreement, Paul Kite shall not directly or indirectly (whether individually or as a principal, partner, member, director, trustee, officer, employee or consultant of any other Person (as defined below)) pursue any Project Proposal unless: (i) Paul Kite has submitted a Written Notification with respect to such Project Proposal in accordance with Section 2(b) above and either (v) the OP Representative has delivered a Negative Response Notice, (w) the OP Representative has delivered a Positive Response Notice but the OP fails to enter into a purchase contract or other similar agreement with respect to such Project Proposal within 90 days after receipt of such Written Notification (unless, prior to the expiration of such 90-day period, the OP Representative notifies Paul Kite in writing that the REIT is continuing to pursue such Project Proposal), (x) the OP Representative has delivered a Positive Notice and the OP has entered into a purchase contract or other similar agreement with respect to such Project Proposal, but such purchase contract or other similar agreement would otherwise expire within 10 business days and the REIT has determined not to pursue such Project Proposal (and the REIT shall notify Paul Kite on or before such date of its determination not to pursue such Project Proposal and offer Paul Kite the opportunity to assume all of the contractual rights and obligations of the REIT under such purchase contract or similar agreement and all related agreement(s) subject to reimbursement of the REIT of any earnest money paid to date), (y) the OP Representative otherwise notifies Paul Kite in writing that it has abandoned the Project Proposal and that Paul Kite is permitted to pursue such Project Proposal pursuant to this Section 2(d), or (z) Paul Kite does not receive any Response Notice prior to the expiration of the Response Period, or (ii) the OP Representative has previously established in writing to Paul Kite (expressly referencing this provision) that such Project Proposal is not of a type the REIT intends to pursue (and such writing has not otherwise been modified or revoked by the OP Representative by written notice to Paul Kite). Notwithstanding anything to the contrary herein, to the extent Paul Kite is permitted to pursue real estate development, construction, acquisition and/or operation projects pursuant to this Section 2(d), the parties acknowledge and agree that (A) Paul Kite shall be prohibited from using any resources of the REIT, including, without limitation, office space, equipment or staff assistance with respect to any such projects and (B) neither the REIT nor any of its affiliates shall have any right, by virtue of this Agreement, to share or participate in such projects or Paul Kite's other activities or business interests outside the scope of the performance of his consulting services pursuant to this Agreement as referenced in the first sentence of this Section 2(d), or to the income or proceeds derived therefrom. For purposes of this Agreement, "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

3.     COMPENSATION; USE OF RESOURCES

        (a)   Compensation for Services. During the term of this Agreement, Paul Kite shall receive cash compensation in the form of a consulting fee of $150,000 per year, payable monthly at the rate of

$12,500 per month, on the first day of each month that this Agreement is in effect (with the first such payment payable on the date of this Agreement in the amount of $            , covering the period from the date of this Agreement through the end of the month in which this Agreement is entered into).

        (b)   Reimbursement of Expenses. The OP shall reimburse Paul Kite for all necessary and reasonable "out-of-pocket" business expenses incurred by Paul Kite in connection with the performance of his duties and responsibilities under this Agreement, subject to the travel and expense policies of the REIT established from time to time (including any pre-approval policies established by the REIT), upon presentation by Paul Kite to the OP Representative of an itemized accounting of such expenses with reasonable supporting data.

        (c)   Use of Resources. During the term of this Agreement, the REIT shall provide Paul Kite with reasonable office space at the OP's headquarters in Indianapolis, Indiana, equipment appropriate to his duties and responsibilities and staff assistance as Paul Kite may reasonably request to carry out his duties and responsibilities to the OP under this Agreement; provided, however, such request shall be granted or denied by the OP Representative in his sole and absolute discretion.

4.     INDEPENDENT STATUS; NO AUTHORITY TO ACT AS AGENT

        (a)   Independent Status. Paul Kite shall be acting hereunder as an independent consultant and not as an employee of the REIT, and the terms and conditions of this Agreement shall be interpreted and construed accordingly. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between the parties hereto. Although the REIT may specify the results it desires Paul Kite to achieve during the term of this Agreement and may control and direct him in that regard, the REIT shall not exercise or have the power to exercise such level of control over Paul Kite as would indicate or establish that a relationship of employer and employee exists between the REIT and Paul Kite. Subject to the terms of this Agreement, Paul Kite shall have full and complete control over the manner and method of rendering the consulting services hereunder. As an independent consultant, Paul Kite is responsible for filing such tax returns and paying such self-employment taxes as may be required by law or regulations. Paul Kite shall be liable for his own debts, obligations, acts and omissions, including the payment of all self-employment, Social Security and other taxes and benefits applicable to him. Except to the extent expressly set forth in this Agreement, Paul Kite shall not be subject to any policies solely applicable to employees of the REIT, and shall not be eligible for any employee benefit plan offered by the REIT. In the event that this independent consultant relationship is determined by tax authorities to constitute an employment relationship, Paul Kite hereby waives, for the period prior to the date such determination becomes final, any and all claims to coverage under any of the pension, profit-sharing, health, dental, welfare or similar type plans of the REIT which are generally limited to the employees of the REIT, unless otherwise agreed by the OP Representative in writing and approved by a majority of the "independent" members of the Board of Trustees of KRG (as defined in KRG's Amended and Restated Bylaws), as general partner of the OP.

        (b)   No Authority to Act as Agent. Paul Kite shall not have any authority to act as an agent of the REIT, except on authority specifically so delegated in a prior writing signed by a majority of the "independent" members of the Board of Trustees of KRG (as defined in KRG's Amended and Restated Bylaws), as general partner of the OP, and Paul Kite shall not represent to the contrary to any Person. Under no circumstances shall Paul Kite have or claim to have power of decision hereunder in any activity on behalf of the REIT, nor shall Paul Kite have the power or authority hereunder to obligate, bind or commit the REIT in any respect. Paul Kite shall not (i) have the authority to hire, terminate or supervise personnel on behalf of the REIT or otherwise direct the work of any employee of the REIT, (ii) make any management decisions on behalf of the REIT or (iii) undertake to commit the REIT to any course of action in relation to third Persons. Paul Kite further agrees that he shall not represent himself as an employee or principal of the REIT.

5.     CONFIDENTIAL INFORMATION; RETURN OF DOCUMENTS; NONSOLICITATION

        (a)   Existing Confidential Information. All information regarding the activities or projects of the Predecessor Business (including confidential information of others that came into the possession of the REIT) (including, but not limited to, information regarding evaluations of or plans relating to targeted geographic regions), learned by Paul Kite during his tenure with the Predecessor Business shall be deemed the confidential and proprietary information of the REIT ("Existing Confidential Information"). Subject to the exceptions set forth below, the Existing Confidential Information shall be used by Paul Kite solely in connection with the performance of his duties and responsibilities hereunder and shall be kept confidential by Paul Kite. The foregoing restrictions on disclosure and use shall not apply to any portion of the Existing Confidential Information (i) that was or becomes generally available to the public other than as a result of unauthorized disclosure by Paul Kite, (ii) that is independently developed by or for Paul Kite without reference to or use of the Existing Confidential Information, (iii) that is disclosed pursuant to a requirement of law, a court or a government agency, (iv) that is information which Paul Kite holds now as personal knowledge apart from reference to any written documents. Paul Kite hereby assigns to the OP all right, title and interest to trade secrets, copyrights and other intellectual property rights relating to the Predecessor Business developed by him alone or in conjunction with others at any time while involved with the Predecessor Business.

        (b)   REIT Confidential Information. All information regarding the REIT or its activities or projects provided to Paul Kite by or on behalf of the REIT, or any of its employees or representatives, in connection with the performance by Paul Kite of his duties and responsibilities under this Agreement and all confidential information, knowledge or data relating to the REIT or the REIT's respective businesses and investments (including confidential information of others that has come into the possession of the REIT), learned by Paul Kite heretofore or hereafter directly or indirectly from the REIT shall be deemed the confidential and proprietary information of the REIT ("REIT Confidential Information"). Subject to the exceptions set forth below, the REIT Confidential Information shall be used by Paul Kite solely in connection with the performance of his duties and responsibilities hereunder and shall be kept confidential by Paul Kite. The foregoing restrictions on disclosure and use shall not apply to any portion of the REIT Confidential Information (i) that was or becomes generally available to the public other than as a result of unauthorized disclosure by Paul Kite, (ii) that was or becomes available to Paul Kite on a nonconfidential basis from a source other than the REIT without restriction and without breach of an agreement with the REIT, (iii) that is independently developed by or for Paul Kite without reference to or use of the REIT Confidential Information, (iv) that is disclosed pursuant to a requirement of law, a court or a government agency, (v) that is the subject of prior written approval of use or disclosure thereof by the REIT or (vi) that specifically relates to any Project Proposal that Paul Kite is permitted to pursue on his own pursuant to Section 2(d) hereof.

        (c)   Return of Documents; Rights to Trade Secrets. All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by Paul Kite or made available to Paul Kite concerning the REIT, including any Project Proposal, shall be the REIT's property and shall be delivered to the REIT at any time on request; provided, however, that Paul Kite may retain any documents specifically relating to any Project Proposal that he is permitted to pursue on his own pursuant to Section 2(d) hereof. Paul Kite hereby assigns to the OP all right, title and interest in and to trade secrets, copyrights and other intellectual property rights relating to the REIT's business developed by him alone or in conjunction with others at any time while retained as a consultant by the OP.

        (d)   Nonsolicitation. Notwithstanding anything to the contrary herein, during the term of this Agreement and for period of one year after the termination of this Agreement, except to the extent otherwise expressly permitted in writing by the OP Representative, Paul Kite shall not (i) directly or indirectly solicit, induce or encourage any employee to terminate his or her employment with the REIT, and Paul Kite shall not initiate discussions with any such individual for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other Person, or (ii) hire (on behalf of himself or any other Person) any employee who has voluntarily left the employment of the REIT (or any predecessor) within one year of the termination of such employee's employment with the REIT.

6.     REPRESENTATIONS

        Each party represents and warrants to the other that such party has the capacity and power to enter into this Agreement and to perform its obligations hereunder, that such party has duly executed and delivered this Agreement and that this Agreement constitutes a valid, binding and enforceable obligation of such party. Further, Paul Kite represents and warrants to the OP that he is not subject to any other restraints of any kind which would impair or encumber his ability to perform the duties and obligations required of him hereunder.

7.     MISCELLANEOUS

        (a)   Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been delivered (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission) as long as receipt occurs during a business day, otherwise the next business day, (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid, or (iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express), to the following addresses:

  To the OP or the OP Representative:

  Kite Realty Group, L.P.
  c/o Kite Realty Group Trust
  30 S. Meridian Street
  Suite 1100
  Indianapolis, IN 46204
  Phone: (317)-577-5600
  Fax: (317)-577-5605
  Attention: Thomas K. McGowan

  with a copy (which shall not constitute notice) to:

  Daniel R. Sink
  Chief Financial Officer
  c/o Kite Realty Group Trust
  30 S. Meridian Street
  Suite 1100
  Indianapolis, IN 46204
  Phone: (317)-577-5600
  Fax: (317)-577-5605

  To Paul Kite:

  Paul W. Kite

  Indianapolis, IN
  Phone:
  Fax:

        (b)   Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party (other than, in the case of the OP, an assignment to a wholly owned direct or indirect subsidiary of the OP); any purported assignment by either party in violation hereof shall be null and void. Subject to the foregoing sentence, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        (c)   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof exclusively in any federal or state court located in the State of Indiana (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

        (d)   Use of Trade Name. During the term of this Agreement, Paul Kite agrees that he will not retain or use in connection with any outside business activities in which he is involved (directly or indirectly) (i) any trade name, trademark or other proprietary business designation used or owned in connection with the business of the REIT or substantially similar to any such name, mark or designation used or owned in connection with the REIT, or (ii) any trade name, trademark or other proprietary business designation that contains the word "Kite" (with the exception of his activities as a shareholder of the existing Kite, Inc., Indiana corporation and use of "Kite" that is immediately preceded by "Paul" or "Paul W"; provided that, during and after the term of this Agreement, any use by Paul Kite of any trade name, trademark or other proprietary business designation that contains the word "Kite" shall not be misleading in any material respect as to the extent to which Paul Kite or any of his business activities are affiliated with the REIT).

        (e)   Amendment. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto; provided that, in the case of the OP, any such alteration, modification or amendment must be approved by a majority of the "independent" members of the Board of Trustees of KRG (as defined in KRG's Amended and Restated Bylaws), as general partner of the OP.

        (f)    Governing Law. This Agreement shall be governed by the laws of the State of Indiana (regardless of the laws that might otherwise govern under applicable Indiana conflict of laws principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

        (g)   Withholding. The OP shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

        (h)   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives

        (i)    Counterparts. This Agreement may be executed in the original or by telecopy in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (j)    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

        (k)   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.

        (l)    Waiver. Either party may extend the time for performance of any of the obligations or acts of the other party or waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        (m)  Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first hereinabove written.

KITE REALTY GROUP, L.P.
By:	KITE REALTY GROUP TRUST, Its General Partner
By:

Name:

Title:

Paul W. Kite

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  Exhibit 10.22
FORM OF CONSULTING AGREEMENT